EXHIBIT 99.2

SOBRsafe Reports Second Quarter 2025 Results

DENVER, August 7, 2025 – SOBR Safe, Inc. (Nasdaq: SOBR) (“SOBRsafe” or the “Company”), the leader in next-generation alcohol monitoring and detection technology, is reporting financial and operating results for the second quarter ended June 30, 2025.

Second Quarter 2025 Operational and Financial Highlights

•	Generated a 92.3% year-over-year and 20.3% quarter-over-quarter increase in total revenue.
•	Gross margin increased 380 basis points year-over-year to 57.5% in the second quarter of 2025.
•	Net loss improved to $2.0 million, compared to $2.1 million in the second quarter of 2024.
•	SOBRsure TM GEN 2 related hardware and software revenues attributed 76.5% of total revenue during the quarter and 80.4% year to date.
•	Shipped 178 SOBRsureTM GEN 2 devices in the second quarter, an increase of 35.9% compared to the first quarter of 2025.
•	Annual recurring revenue from software subscription sales increased 109.6% year-over-year, representing 55.2% of total revenue for the quarter.
•

Launched the next evolution of the Company’s business-to-business e-commerce platform which features enhanced ordering and segmentation capabilities, improved tracking of key metrics, and a refined mobile application experience.

•

Completed supplementary independent third-party validation of SOBRsure™ GEN 2, confirming strong core sensing performance, rapid low-level alcohol detection, and environmental reliability, positioning SOBRsafe for accelerated market expansion and new commercial opportunities.

•	Expanded global intellectual patent portfolio in August with the issuance of a European Patent for the SOBRcheck TM device, positioning SOBRsafe to broaden its international reach.
•	Bolstered go-to-market strategy with the addition of two sales and marketing personnel.
•	Initiated sales efforts in the Family Law market to drive adoption in this core vertical.

“In the second quarter of 2025, we continued to build the foundation to accelerate future market adoption, delivering a 92% year-over-year and a 20% sequential increase in revenue,” said SOBRsafe CEO David Gandini. “While still in the early stages of commercialization, we are seeing promising demand for our SOBRsure™ GEN 2 devices, which we shipped 178 of this quarter, representing a 36% increase compared to Q1 2025.

“A major milestone this quarter was the additional independent third-party validation of SOBRsure GEN 2, which confirmed strong core sensing performance, rapid low-level detection, and environmental reliability of our technology. This validation reinforces the credibility of our solution with institutional buyers and provides a clear roadmap for future product enhancement, including advancements in adaptive calibration and cross-contamination mitigation. In parallel, we made important strides in go-to-market execution. We expanded our sales and marketing team, initiated targeted outreach in the Family Law market, and launched the next evolution of our business-to-business e-commerce platform. This upgraded platform features enhanced customer segmentation, streamlined online ordering, integrated sales tracking, and improved billing capabilities, all designed to make purchasing and managing SOBRsureTM solutions more intuitive, efficient, and scalable for our enterprise customers.

“We also laid critical groundwork for international expansion with the issuance of a European Patent for SOBRcheck™ and early-stage testing preparations in India and Italy. These efforts signal the growing relevance of our technology on a global scale. As we enter the second half of 2025, we believe SOBRsafe is well positioned to convert product validation and brand visibility into broader adoption and long-term value creation in a critical and underserved market.”

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Second Quarter 2025 Financial Results

Revenue in the second quarter of 2025 increased 92.3% to $104.2 thousand compared to $54.2 thousand for the same period in 2024 and increased 20.3% compared to the first quarter of 2025. The sequential and year-over-year increases were driven by sales growth for the Company’s SOBRsureTM device and SOBRsureTM software subscriptions.

Gross profit in the second quarter of 2025 increased significantly to $59.9 thousand compared to $13.0 thousand for the same period in 2024. Gross margin was 57.5% in the second quarter of 2025, compared to an adjusted gross margin of 58.4% in the second quarter of 2024. The prior year period included a one-time write-off of $23.4 thousand related to inventory adjustments. The year-over-year margin improvement was largely due to increased SOBRsureTM device and software subscription sales.

Operating expenses in the second quarter of 2025 were $2.1 million compared to $1.9 million for the same period in 2024. The increase was primarily attributable to planned increases in head count and professional services spend.

Net loss in the second quarter of 2025 improved to $(2.0) million, or $(1.32) per diluted share, compared to a net loss of $(2.1) million before deemed dividends and warrant transaction costs of $0.3 million, or $(97.53) per diluted share, for the same period in 2024. The improvement reflects increased gross profit, partially offset by higher operating expenses. Note, the earnings per diluted share in prior year period has been adjusted for the 1-for-110 and 1-for-10 reverse split of the Company’s common stock on the Nasdaq Capital Markets effected October 2, 2024 and April 4, 2025, respectively.

Cash and cash equivalents were $8.5 million at June 30, 2025, compared to $8.4 million at December 31, 2024.

About SOBRsafe™

Through next-generation alcohol detection technology, we enable trust and empower recovery ... with a human touch. SOBRsafe's advanced transdermal (touch-based) technology detects and reports in real-time the presence of alcohol as emitted through a user's skin - no breath, blood, or urine samples are required. With a powerful backend data platform, SOBRsafe provides passive, dignified screening and monitoring solutions for the behavioral health, family law and consumer markets, and for licensing and integration. To learn more, visit www.sobrsafe.com.

Safe Harbor Statement

Our prospects here at SOBRsafe are subject to uncertainties and risks. This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and the Company intends that such forward-looking statements be subject to the safe harbor provided by the foregoing Sections. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this presentation. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words "believes", "expects", "anticipates", "intends", "estimates", "plans", "projects", "should", or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. We caution readers not to place undue reliance upon any such forward-looking statements. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in the Company's filings with the SEC which can be found on the SEC's website at www.sec.gov.

Company Contact:

IR@sobrsafe.com

Investor Relations Contact:

Scott Liolios or Taylor Stadeli

Gateway Group

949-574-3860

SOBR@gateway-grp.com

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SOBR SAFE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2025	2024
ASSETS	(Unaudited)

Current assets
Cash	$8,466,322	$8,384,042
Accounts receivable, net	46,984	24,460
Inventory	189,763	224,875
Prepaid expenses	92,410	192,637
Other current assets	4,142	46,060
Total current assets	8,799,621	8,872,074

Intellectual technology, net	1,895,233	2,087,965
Operating lease right-of-use assets, net	134,439	183,737
Other assets	27,427	27,427
Total Assets	$10,856,720	$11,171,203

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$501,150	$422,557
Accrued expenses	2,005,041	498,128
Accrued interest payable	109,752	105,501
Deferred revenue	13,680	-
Operating lease liabilities, current portion	118,619	111,303
Notes payable - related parties, net	11,810	11,810
Notes payable - non-related parties, net	26,683	127,590
Total current liabilities	2,786,735	1,276,889

Operating lease liabilities, less current portion	30,883	91,993
Total Liabilities	2,817,618	1,368,882

Commitments and contingencies
Stockholders' Equity
Common stock, $0.00001 par value; 100,000,000 shares authorized, 1,516,238 and 936,926 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	15	94
Treasury stock, at cost; 17 and 16 shares as of June 30, 2025 and December 31, 2024, respectively	(38,015)	(38,015)
Additional paid-in capital	110,384,477	108,222,324
Accumulated deficit	(102,253,679)	(98,328,395)
Total SOBR Safe, Inc. stockholders' equity	8,092,798	9,856,008
Noncontrolling interest	(53,696)	(53,687)
Total Stockholders' Equity	8,039,102	9,802,321

Total Liabilities and Stockholders' Equity	$10,856,720	$11,171,203

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SOBR SAFE, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$104,228	$54,191	$190,845	$102,181
Cost of goods and services	44,344	41,156	79,997	65,937
Gross profit	59,884	13,035	110,848	36,244

Operating expenses:
General and administrative	1,815,028	1,395,933	3,638,497	2,811,495
Stock-based compensation expense	115,252	185,910	254,930	400,308
Research and development	198,675	308,427	239,599	410,461
Total operating expenses	2,128,955	1,890,270	4,133,026	3,622,264

Loss from operations	(2,069,071)	(1,877,235)	(4,022,178)	(3,586,020)

Other income (expense):
Other income, net	75,713	13,157	153,430	34,412
Notes payable – conversion expense	-	-	-	(585,875)
Interest expense	(2,127)	(213,296)	(5,792)	(445,812)
Total other income (expense), net	73,586	(200,139)	147,638	(997,275)

Loss before provision for income taxes	(1,995,485)	(2,077,374)	(3,874,540)	(4,583,295)

Provision for income taxes	-	-	-	-

Net loss	(1,995,485)	(2,077,374)	(3,874,540)	(4,583,295)
Net loss attributable to noncontrolling interest	5	4	9	9
Net loss attributable to SOBR Safe, Inc.	$(1,995,480)	$(2,077,370)	$(3,874,531)	$(4,583,286)

Deemed dividends related to Convertible Debt Warrants down round provision	-	-	(1,833)	(23,270)
Deemed dividends related to 2024 PIPE Warrants down round provision	-	(4,336)	(1,547)	(46,875)
Deemed dividends related to Original Warrants and New Warrants down round provision	-	-	-	(1,455,805)
Deemed Dividends related to 2024 PIPE Warrants round down provision	-	-	(47,373)	-
Warrant Inducement transactional costs	-	(341,297)	-	(341,297)

Net loss attributable to common stockholders	$(1,995,480)	$(2,423,003)	$(3,925,284)	$(6,450,533)

Basic and diluted loss per common share	$(1.32)	$(113.76)	$(2.77)	$(333.84)

Weighted average number of common shares outstanding	1,516,202	21,300	1,418,915	19,322

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SOBR SAFE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Six Months Ended
	June 30,
	2025	2024
	(Unaudited)	(Unaudited)
Operating Activities:
Net loss	$(3,874,540)	$(4,583,295)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	192,732	192,732
Amortization of debt discounts	-	237,250
Non-cash lease expense	49,298	44,284
Non-cash interest expense	-	336,510
Non-cash conversion expense	-	585,875
Bad debt expense	-	202
Stock-based compensation expense	254,930	400,307
Changes in assets and liabilities:
Accounts receivable	(22,524)	(9,708)
Inventory	35,112	60,844
Prepaid expenses	115,082	81,051
Other assets	41,918	(6,002)
Accounts payable	63,738	(5,912)
Accrued expenses	(133,086)	(208,213)
Accrued interest payable	4,251	(128,214)
Deferred revenue	13,680	-
Operating lease liabilities	(53,794)	(46,872)

Net cash used in operating activities	(3,313,203)	(3,049,161)

Financing Activities:
Repayments of notes payable - non-related parties	(100,907)	-
Proceeds from exercise of stock warrants	3,680,411	2,786,174
Payment of transactional costs for exercise of warrants	(184,021)	(360,756)
Net cash provided by financing activities	3,395,483	2,425,418

Net Change In Cash	82,280	(623,743)

Cash At The Beginning Of The Period	8,384,042	2,790,147

Cash At The End Of The Period	$8,466,322	$2,166,404

Schedule Of Non-Cash Investing And Financing Activities:
True-up payment accrual related to 2024 PIPE Warrants	$(1,640,000)	$-
Deemed dividends related to Convertible Debt Warrants down round provision	$(1,833)	$23,270
Deemed dividends related to 2022 PIPE Warrants down round provision	$(1,547)	$46,875
Deemed dividends related to Original Warrants and New Warrants down round provision	$-	$1,455,805
Deemed dividends related to 2024 PIPE warrants round down provision	$(47,373)	$-
Non-related party debt converted to capital	$-	$2,879,279
Warrant inducement transactional costs	$-	$341,297
Financing of prepaid insurance premiums	$-	$37,649

Supplemental Disclosure:
Cash paid for interest	$1,541	$266
Cash paid for income taxes	$-	$-

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